Exhibit 10.3

CAPSTEAD MORTGAGE CORPORATION 2014 FLEXIBLE INCENTIVE PLAN 2020 LONG-TERM PERFORMANCE UNIT AWARD CRITERIA
Purpose:

Capstead Mortgage Corporation (the “Company”) has established the Amended and Restated 2014 Flexible Incentive Plan (the “2014 Plan”) to implement a key element of the Company’s long-term incentive pay program, in an effort to: (i) align executive equity compensation with the long-term objectives of the Company and (ii) motivate executives to create sustained stockholder value.

Participants:	Executive officers of the Company designated by the Compensation Committee.
Payout Criteria:

This performance-based methodology is adopted effective January 1, 2020.  The performance metrics will be assessed for a three-year period commencing January 1, 2020 and ending December 31, 2022.  The award will be in the form of performance units that are potentially convertible, following the end of the performance period, into shares of the Company’s common stock (the “Performance Units”).  Provided some or all of the performance criteria are satisfied, the conversion will be automatic on a date determined by the Compensation Committee after the end of the performance period but no later than March 15, 2023.  The “target award” for each executive officer will be a number of Performance Units that, if converted to common stock on the date of grant on a one-for-one basis, would have a value equal to 75% of such executive officer’s effective base salary at January 1, 2020.  However, the actual number of shares into which the Performance Units convert will be a function of the payout factors described in each performance metric below.

The 2020 long-term Performance Unit award criteria and the weighting of such criteria is as follows:

Performance Metrics and Weighting

•30% of the economic value of the total 2020 award is calculated based on Relative Economic Return metric measured against Peer mREITs (as defined below)

•40% of the economic value of the total 2020 award is calculated based on an Absolute Economic Return metric

•30% of the economic value of the total 2020 award is calculated based on a Relative Total Stockholder Return metric

Payout Factors:	The payout factor for each metric is 0% - 200% of the target award, rounded to the nearest whole percentage, based on actual performance against approved objectives, as more fully described below.

Relative Economic Return, as Measured against Peer mREITs:

A portion of the payout of each participant’s total Performance Units will be based on the relative economic performance of the Company, as compared with each of the Company’s peers which invest in a variety of mortgage instruments, as selected by the Compensation Committee (the “Peer mREITs”).  The relative economic performance for the Company and each of the Peer mREITs will be calculated as the respective change in book value per share of common stock from January 1, 2020 to December 31, 2022, plus dividends declared per share of common stock during such three-year period, divided by beginning per share book value at January 1, 2020 for each such entity (“Relative Economic Return”).  The Company will then be ranked against each of the Peer mREITs and assigned a percentile of relative performance.  The portion of each participant’s Performance Units attributable to Relative Economic Return as measured against Peer mREITs will convert into a number of shares of common stock equal to 30% of the target award multiplied by the applicable payout factor.

The specific payout factor for Relative Economic Return, as measured against Peer mREITs, will be calculated as follows:

Performance Level	Relative Economic Return Percentile, as Measured Against Peer mREITs	Payout Factor, as a Percentage of Target
Below Threshold	<40th Percentile	0%
Threshold	40th Percentile	50%
Target	60th Percentile	100%
Maximum	≥80th Percentile	200%

If the Company’s Relative Economic Return, as measured against Peer mREITs, equals or exceeds the 40th percentile when ranked against each of the Peer mREITs, the payout factor as a percentage of the target payout will be determined using a straight line interpolation between the threshold and target performance levels or the target and maximum performance levels, as the case may be, depending upon the actual percentile ranking of the Company relative to the Peer mREIT group.  By way of example, a ranking in the 50th percentile would result in a payout factor of 75% of the target award, and a ranking in the 70th percentile would result in a payout factor of 150% of the target award.

Absolute Economic Return:

A portion of the payout of each participant’s total Performance Units will be based on absolute economic return of the Company.  The absolute economic return for the Company will be calculated as the respective change in book value per share of common stock of the Company from January 1, 2020 to December 31, 2022, plus dividends declared per share of common stock during such three-year period, divided by beginning per share book value at January 1, 2020 and then divided by three (“Absolute Economic Return”).  The portion of each participant’s Performance Units attributable to Absolute Economic Return will convert into a number of shares of common stock equal to 40% of the target award multiplied by the applicable payout factor.

The specific payout factor for Absolute Economic Return will be calculated as follows:

Performance Level	Absolute Economic Return	Payout Factor, as a Percentage of Target
Below Threshold	≤ 2.0%	0%
Target	6.0%	100%
Maximum	≥10.0%	200%

If the Company’s Absolute Economic Return exceeds 2.0%, the payout factor as a percentage of the target payout will be determined using a straight line interpolation between the threshold and target performance levels or the target and maximum performance levels, as the case may be, depending upon the actual Absolute Economic Return of the Company.  By way of example, an Absolute Economic Return of 4.0% would result in a payout factor of 50% of the target award, and an Absolute Economic Return or 8.0% would result in a payout factor of 150% of the target award.

Relative Total Stockholder Return:

A portion of the payout of each participant’s total Performance Units will be based on relative total stockholder return of the Company, as compared with the Peer mREITs.  The total stockholder return for the Company and each of the Peer mREITs will be calculated based on the ratio of (x) the average closing stock price for the last 20 business days of 2022 to (y) the average closing stock price for the last 20 business days of 2019, assuming additional fractional shares accumulated as dividends are re-invested on the ex-dividend date with the resulting ratio expressed as an annual equivalent return (“Relative Total Stockholder Return”).  The Company will then be ranked against each of the Peer mREITs and assigned a percentile of relative performance.  The portion of each participant’s Performance Units attributable to Relative Total Stockholder Return will convert into a number of shares of common stock equal to 30% of the target award multiplied by the applicable payout factor.

The specific payout factor for Relative Total Stockholder Return will be calculated as follows:

Performance Level	Relative Total Stockholder Return Percentile, as Measured Against Peer mREITs	Payout Factor, as a Percentage of Target
Below Threshold	<40th Percentile	0%
Threshold	40th Percentile	50%
Target	60th Percentile	100%
Maximum	≥80th Percentile	200%

If the Company’s Relative Total Stockholder Return, as measured against Peer mREITs, equals or exceeds the 40th percentile when ranked against each of the Peer mREITs, the payout factor as a percentage of the target payout will be determined using a straight line interpolation between the threshold and target performance levels or the target and maximum performance levels, as the case may be, depending upon the actual percentile ranking of the Company relative to the Peer mREIT group.  By way of example, a ranking in the 50th percentile would result in a payout factor of 75% of the target award, and a ranking in the 70th percentile would result in a payout factor of 150% of the target award.

Dividends:

To the extent the Performance Units are ultimately convertible into Common Stock, the executive officer shall be entitled to receive all dividends and any other distributions declared during the performance period with respect to the shares of Common Stock into which the Performance Units are ultimately converted, as if such Common Stock had been issued on the first day of the performance period (provided, however, that nothing contained herein shall cause the Company to declare any such dividends or to make any such distributions).  If the Performance Units expire without converting into any Common Stock, the executive officer is not entitled to receive any such amounts representing accrued dividends or distributions.

2014 Plan:	Each participant who is eligible for awards pursuant to Performance Units set forth herein shall agree and acknowledge that awards made are governed by the terms and provisions of the 2014 Plan.

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